Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2020 Equity Incentive Plan of Windtree Therapeutics, Inc. of our report dated March 31, 2022 (except for the second paragraph of Note 2, as to which the date is March 31, 2023), with respect to the consolidated financial statements of Windtree Therapeutics, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 30, 2023